Filed Pursuant to Rule 433

Registration No. 333-196561

September 9, 2015

Pricing Term Sheet

Issuer:	Piedmont Natural Gas Company, Inc.

Title of Security:	3.60% Senior Notes, due 2025

Principal Amount:	$150,000,000

Expected Ratings:*	Moody’s Investor Services, Inc.: A2 Standard & Poor’s Rating Services: A

Trade Date:	September 9, 2015

Settlement Date:	September 14, 2015

Maturity Date:	September 1, 2025

Interest Payment Dates:	Semi-annually on March 1 and September 1, beginning March 1, 2016

Coupon (Interest Rate):	3.60%, paid semi-annually

Benchmark Treasury:	2.00% due August 15, 2025

Benchmark Treasury Price / Yield:	97-30 / 2.233%

Spread to Benchmark Treasury:	+137.5 basis points

Yield to Maturity:	3.608%

Price to Public:	99.935% of the principal amount, plus accrued interest, if any, from September 14, 2015, if settlement occurs after that date

Redemption terms:

Prior to June 1, 2025, callable at any time at a make-whole premium of the greater of (i) 100% of the principal amount or (ii) discounted present value at Treasury Rate plus 25 basis points.

On or after June 1, 2025, callable at any time at par.

CUSIP / ISIN:	720186 AJ4 / US720186AJ40

Joint Book-Running Managers:	U.S. Bancorp Investments, Inc. BB&T Capital Markets, a division of BB&T Securities, LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling U.S. Bancorp Investments, Inc. toll-free at 1-866-558-2607 or BB&T Capital Markets, a division of BB&T Securities, LLC collect at 804-787-8221.

This communication should be read in conjunction with the preliminary prospectus supplement and the accompanying base prospectus. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying base prospectus to the extent inconsistent with the information in the preliminary prospectus supplement and the accompanying base prospectus.